Exhibit 99.1

Investor Relations: ICR, Inc. John Mills, Senior Managing Director Anne Rakunas, Senior Vice President (310) 954-1100 Anne.Rakunas@icrinc.com	Company: Javo Beverage Company, Inc. William Marshall (760) 560 - 5286 ext. 503 investing@javobeverage.com

JAVO BEVERAGE COMPANY ANNOUNCES NEW CHAIRMAN APPOINTMENT AND MANAGEMENT REORGANIZATION

SAN DIEGO, CA – May 27, 2010 -- Javo® Beverage Company, Inc. (OTC BB: JAVO), a leading supplier of premium dispensable coffee and tea-based beverages to the foodservice industry, announced today the appointment of Ronald S. Beard as Chairman of its Board of Directors and Stanley L. Greanias as Interim Chief Executive Officer. Gary Lillian will continue to lead the Company as its President. Founder and former Chairman and Chief Executive Officer Cody Ashwell resigned from the Company and its Board of Directors to devote his energy to a new business venture.

Ronald Beard has been a director of the Company since January 2004 and is Chairman of the Compensation Committee and a member of the Executive Committee.  Mr. Beard is also the Chairman of the Board of Directors of Callaway Golf Company, where he has served as a Director since June 2001. Mr. Beard is a retired former partner of the law firm of Gibson, Dunn & Crutcher LLP, where he was the Managing Partner from 1991 to 1997.

Ron Beard, Chairman of the Board of Javo Beverage Company, stated, “I have had the pleasure of working closely with Cody over several years and I am grateful for his leadership and invaluable contributions.  I wish Cody continued success in his new endeavors.”

From 1999 to 2003, Mr. Greanias was the Vice President of Sara Lee Corporation and the Chief Executive Officer of Sara Lee Coffee and Tea, North America.  From 1990 to 1999, he was Group President of Sara Lee Coffee and Tea, North America and from 1985 to 1990, the President and CEO of Superior Coffee.  From 1992 to 1993, Mr. Greanias served as the chairman of the National Coffee Association.  More recently, Mr. Greanias served as President and Chief Executive Officer of the Greek American Restaurant Cooperative since 2009.  From 2005 to 2007, he served as the President and Chief Executive Officer of Grecian Delight Foods, Inc.

Stanley L. Greanias, Interim CEO of Javo Beverage Company, stated, “I am excited to join the Company in this capacity and look forward to working with the management team and Board as we plan to move Javo to the next chapter of profitable growth.  Having spent the majority of my career in the coffee and tea industry, I believe Javo’s innovative products position the Company well to further penetrate existing accounts, and add new ones, within the $7 billion U.S. foodservice market.”

Cody C. Ashwell, former Chairman and CEO of Javo Beverage Company, stated, “Stan Greanias brings a wealth of industry experience to Javo and represents a tremendous opportunity for the Company. As a   shareholder of the Company, I fully support the management team, Stan and Ron, as we move forward to this next stage of Javo’s growth.  As the founder of Javo, I am immensely proud to have led this company from inception, through commercialization of its products, capitalization, intellectual property development, and the creation of its national customer base, to its position today as a leader in the dispensed beverage industry. I depart with confidence that a strong management team and competitively superior products provide a solid foundation for building operating profits and shareholder value.”

About Javo® Beverage Company, Inc.
Based in Vista, California, Javo® Beverage Company (OTC Bulletin Board: JAVO) is an innovator and leader in the manufacture of coffee and tea-based dispensed beverages, drink mixes and flavor systems. The Company has successfully commercialized a proprietary brewing technology that yields fresh brewed coffees and teas that are flavorful, concentrated and stable, with broad applications in the foodservice, food manufacturing and beverage industries. For foodservice operators, Javo makes it possible to serve great tasting hot coffees and cold specialty coffee beverages from convenient dispenser-based systems.  Javo also assists food and beverage processors seeking authentic and robust coffee and tea flavors through its development and supply of customized ingredients for packaged foods and ready-to-drink beverages. The Company supplies a growing list of national and international foodservice operations, specialty coffee retailers, restaurant chains and food manufacturers. For information about Javo Beverage Company, please visit www.javobeverage.com.

Forward-looking statements

This release contains forward-looking statements made by or on behalf of Javo® Beverage Company, Inc. All statements that address events or operating performance that the Company expects will occur in the future, including statements relating to revenue growth, dispenser location growth, annual revenue per dispenser, volume growth, share of sales, future profitability or statements expressing general optimism about future operating results, and future financings are forward-looking statements. These forward-looking statements are based on management's current views, and management cannot assure that anticipated results will be achieved. These statements are subject to numerous risks and uncertainties, including those set forth in the Company's risk factors contained in the Company's most recent annual report on Form 10-K and in subsequent quarterly reports on Form 10-Q, copies of which are available from the Company without charge and from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements and are encouraged to review the risk factors that could affect actual results. The Company disclaims any intent to update forward-looking statements.